UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2010
NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6330 Nancy Ridge Drive, Suite 103, San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth below under Item 5.07 regarding the conditional resignation of Richard J. Berman as a Class II director is incorporated herein by reference.  This conditional resignation has been tendered solely in connection with the implementation of the Majority Vote Policy (defined below) and is not due to any disagreement between Mr. Berman and NexMed, Inc. (the “Company”).

Item 5.07                      Submission of Matters to a Vote of Security Holders.

On May 24, 2010, the Company held an annual meeting of stockholders to: (i) elect two Class I directors to serve until the 2013 annual meeting; (ii) elect two Class II directors to serve until the 2012 annual meeting; (iii) ratify the selection of Amper, Politziner & Mattia LLP as its independent registered public accounting firm for the year ending December 31, 2010; (iv) amend its 2006 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder and to limit the size of annual awards to any one recipient; and (v) authorize the issuance of shares of its common stock in satisfaction of amounts owed under promissory notes issued in connection with the Company’s acquisition of Bio-Quant, Inc.

The number of shares of common stock entitled to vote at the annual meeting was 126,902,281.  The number of shares of common stock present or represented by valid proxy at the annual meeting was 88,812,446.  All matters submitted to a vote of our stockholders at the annual meeting were approved and all director nominees were elected.  However, because Richard J. Berman was elected as a Class II director by a plurality vote, but where there were more votes “against” than “for” his election, Mr. Berman has tendered a conditional resignation to the Board of Directors, which resignation will be considered by the Corporate Governance / Nominating Committee (with Mr. Berman abstaining) and then by the full Board of Directors (also with Mr. Berman abstaining) pursuant to the Company’s Majority Vote Policy (the “Majority Vote Policy”).  The decision whether to accept Mr. Berman’s conditional resignation previously tendered under the Majority Vote Policy will be announced by a subsequent Current Report on Form 8-K or in a periodic report to be filed under the Securities Exchange Act of 1934.

The number of votes cast for and against and the number of abstentions and broker non-votes with respect to each matter voted upon are set forth below:

(i)           Election of two Class I Directors

Director Nominee	Votes For	Votes Withheld
Roberto Crea, Ph.D.	32,828,978	210,747
Vivian Liu	26,244,158	6,795,567

(ii)           Election of two Class II Directors

Director Nominee	Votes For	Votes Withheld
Richard J. Berman	8,603,455	24,436,270
Henry Esber, Ph.D.	32,613,188	426,537

There were 55,740,041 broker non-votes regarding the election of directors.

(iii)           Ratification of Auditors

Stockholders ratified the appointment of Amper, Politziner & Mattia LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  The results of the voting included 86,554,590 votes for, 1,317,545 votes against, and 907,631 votes abstained.

There were no broker non-votes regarding this proposal.

(iv)           Amendment of 2006 Stock Incentive Plan

Stockholders approved the amendment of the Company’s 2006 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder and to limit the size of annual awards to any one recipient.  The results of the voting included 24,203,775 votes for, 8,736,508 votes against and 99,442 votes abstained.

There were 55,740,041 broker non-votes regarding this proposal.

(v)	Issuance of Common Stock in Satisfaction of Amounts Owed Under Promissory Notes

Stockholders approved a proposal authorizing the issuance of shares of common stock (the “Share Issuance Authorization”) in satisfaction of amounts owed under promissory notes issued in connection with the Company’s acquisition of Bio-Quant, Inc. (the “Bio-Quant Notes”).  The results of the voting included 24,338,756 votes for, 8,484,406 votes against and 216,563 votes abstained.

There were 55,740,041 broker non-votes regarding this proposal.

Item 3.02.                      Unregistered Sale of Equity Securities.

The disclosure set forth below under Item 8.01 regarding the issuance of the Shares is incorporated herein by reference.

Item 8.01                      Other Events

Following the approval of the Share Issuance Authorization, the independent members of the Board of Directors approved the repayment of the Bio-Quant Notes through the issuance of shares of Common Stock.  Assuming a repayment date of June 1, 2010, the aggregate outstanding principal and accrued interest under the Bio-Quant Notes will be approximately $10.1 million.  The Bio-Quant Notes are expected to be repaid on or about that date through the issuance of a total of approximately 54,300,000 shares of Common Stock (the “Shares”), which represents a repayment price of $0.168 per share, except for Company officers who are also holders of Bio-Quant Notes and who agreed to receive approximately 30,850,000 Shares in repayment of approximately $6.2 million of principal and interest owed which results in an effective repayment price of $0.20 per share, representing a premium of approximately 20% from the agreed upon repayment price.

Pursuant to the terms of the Agreement and Plan of Merger, dated November 20, 2009 (the “Merger Agreement”), under which the Bio-Quant Notes were initially issued, the Company will place into escrow approximately 19,345,000 shares of common stock to satisfy potential indemnification claims arising under the Merger Agreement, of which 13,369,000 shares are expected to be released from escrow on December 14, 2010 and the remaining 2,976,000 shares will remain in escrow to satisfy potential indemnification claims through June 14, 2011.

The Shares are being issued in a private placement transaction that is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.  Accordingly, the Shares will be subject to resale limitations and may be resold only pursuant to an effective registration statement or a exemption from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

	By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer
Date: May 27, 2010